Exhibit 4.13

SENIOR SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Wentworth Energy, Inc.

Senior Secured Convertible Note

Issuance Date: October 31, 2007	Original Principal Amount: U.S. $5,000,000

FOR VALUE RECEIVED, Wentworth Energy, Inc., an Oklahoma corporation (the “Company”), hereby promises to pay to CASTLERIGG MASTER INVESTMENTS LTD. or registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined herein) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes that, together with the Other Notes (as defined in Section 29 below) (this Note and the Other Notes collectively, the “Notes”) were issued pursuant to the Securities Purchase Agreement (as defined in Section 29 below).  Certain capitalized terms used herein are defined in Section 29.

(1)           PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid

Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest.  The “Maturity Date” shall be October 31, 2010, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default, (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date, and (iii) at any time while this Note is outstanding, by prior written notice thereof by the Holder to the Company, to a date not later than October 31, 2012 (as may be further extended pursuant to this Section 1).

(2)           INTEREST; INTEREST RATE.  (a)  Interest on this Note shall commence accruing on April 1, 2008 and shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on April 1, 2008 and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 1, 2008.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in shares of Common Stock (as defined below) (“Interest Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and Interest Shares.  The Company shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes on or prior to the Interest Notice Due Date (the date such notice is delivered to all of the holders, the “Interest Notice Date”) which notice (1) either (A) confirms that Interest to be paid on such Interest Date shall be paid entirely in Interest Shares or (B) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares and (2) subject to the penultimate sentence in this Section 2(a), certifies that there has been no Equity Conditions Failure; provided, however, that the Company shall not be entitled to pay any portion of Interest on an Interest Date in Interest Shares in excess of the Holder Pro Rata Amount of the applicable Volume Limitation.  If any portion of Interest for a particular Interest Date shall be paid in Interest Shares, then the Company shall pay to the Holder, in accordance with Section 2(b), a number of shares of Common Stock equal to (x) the amount of Interest payable on the applicable Interest Date in Interest Shares divided by (y) the applicable Interest Conversion Price.  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share).  If the Equity Conditions are not satisfied as of the Interest Notice Due Date, then unless the Company has elected to pay such Interest in cash, the Interest Election Notice shall indicate that unless the Holder and the holders of the Other Notes waive the Equity Conditions, the Interest shall be paid in cash.  If the Equity Conditions were satisfied as of the Interest Notice Due Date but the Equity Conditions are no longer satisfied at any time prior to the Interest Date, the Company shall provide the Holder and the holders of the Other Notes a subsequent notice to that effect indicating that unless the Holder and the holder of the Other Notes waive the Equity Conditions prior to the Interest Date, the Interest shall be paid in cash on the Interest Date.

(b)           When any Interest Shares are to be paid on an Interest Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.  Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on the applicable Interest Date if, unless waived in writing by the Holder and the holders of the Other Notes, there has been an Equity Conditions Failure.

(c)           From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.0%) per annum.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery of any Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(3)           CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery of Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)            “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)           “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.65 subject to adjustment as provided herein.

(c)           Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  Accrued and unpaid Interest on any Conversion Amount being converted up to and including the Conversion Date shall be payable to the record holder of this Note on the Share Delivery Date (as defined below) in Interest Shares so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Share Delivery Date as Cash Interest.  On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation (the “Conversion Confirmation”) of receipt of such Conversion Notice to the Holder and the Company’s Transfer Agent.  Any Conversion Confirmation delivered by the Company shall (1) confirm that any accrued and unpaid Interest on such Conversion Amount up to and including the Conversion Date shall be paid on the Share Delivery Date in Interest Shares or state that Interest shall be paid as Cash Interest and (2) if the Company shall pay such Interest in Interest Shares, certify that there has been no Equity Conditions Failure.  If Interest shall be paid in Interest Shares, then the Company shall pay such Interest to the Holder on the Share Delivery Date by delivering a number of shares of Common Stock equal to (x) the amount of Interest payable on the applicable Share Delivery Date divided by (y) the applicable Interest Conversion Price. On or before the (3rd) third Trading Day following the date of delivery of a Conversion Notice (the “Share Delivery Date”), the Company shall (I) (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock (including any Interest Shares) to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock (including any Interest Shares) to which the Holder shall be entitled and (II) if the Company has elected to pay Cash Interest, pay to the Holder in cash an amount equal to the accrued and unpaid Interest on the Conversion Amount up to and including the Conversion Date.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)           Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Conversion Date other than pursuant to limitations in Section 3(d) hereof (a “Conversion Failure”), and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, either (A) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or to credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount shall terminate, or (B) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (1) such number of shares of Common Stock, times (2) the Closing Bid Price on the Conversion Date.

(iii)          Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)          Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(d)           Limitations on Conversions.

(i)            Beneficial Ownership.  Notwithstanding any provision to the contrary contained in this Note or any other Transaction Document, the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a) or otherwise pursuant to this Note, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB, Form 8-K or other public filing with the SEC, as the case may be (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii)           Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the rules or regulations of any applicable Eligible Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of such Eligible Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no initial purchaser of the Notes pursuant to the Securities Purchase Agreement (each, a “Purchaser” and collectively the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise or otherwise, as applicable, of the Notes or the Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes and Warrants issued to all of the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is seventy (70) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) subject to the applicable Registration Statement in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of fifteen (15) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)           the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

(iv)          at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v)           the Company’s failure to pay to the Holder any amount of Principal, Redemption Price, Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) to which the Holder is a party, except, in the case of a failure to pay Interest, Late Charges and other amounts when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(vi)          any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) which Indebtedness, individually or in the aggregate, exceeds $250,000, other than with respect to any Other Notes;

(vii)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries for all or substantially all of its property or (C) orders the liquidation of the Company or any of its

Subsidiaries and, in each case, such order or decree is not dismissed or stayed within thirty (30) days of such entry;

(ix)           a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(x)            the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days; provided that in the case of the failure of the Company timely to file a Registration Statement required to be filed pursuant to the Registration Rights Agreement, only if such failure continues for seventy (70) days after the deadline for filing such Registration Statement under the Registration Rights Agreement;

(xi)           any breach or failure in any respect to comply with Section 14 of this Note, other than a breach of, or failure to comply with, Section 14(c) with respect to a Lien for an amount less than $20,000 on property or assets of the Company which Lien is removed within thirty (30) days of the imposition thereof;

(xii)          any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(xiii)         the SEC commences a formal investigation or enforcement action of the Company and/or its Subsidiaries, or a formal investigation or enforcement action of any of the then current officers or directors of the Company that is related to the Company, its Subsidiaries and/or the Common Stock or enters a consent or other order against the Company and/or its Subsidiaries or any of the then current officers or directors of the Company that is related to the Company, its Subsidiaries and/or the Common Stock.

(b)           Redemption Right.  Upon the occurrence of an Event of Default, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem and, in the case the Holder has not received an Event of Default Notice, the

Event of Default of which the Holder has become aware; provided, however, that in connection with any Event of Default under Section 4(a)(vi) hereunder, the Holder shall only have the right to require redemption by the Company until a date that is thirty (30) days following the day the default under such Indebtedness has been cured or is no longer continuing or, in the event of any acceleration that has been rescinded, for thirty (30) days after the date of such acceleration.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the sum of the Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges, if any, with respect to such Conversion Amount and Interest and (B) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such sum of the Conversion Amount together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges, if any, with respect to such Conversion Amount and Interest in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the product of (1) the Equity Value Redemption Premium and (2) the greater of (x) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, (y) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (z) the Closing Sale Price of the Common Stock on the date the Holder delivers the Event of Default Redemption Notice (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c)           Sale of Assets.  In connection with any redemption required by Section 4(b) upon an Event of Default of the type described in Section 4(a)(xiii) hereof, in the event the Company does not have sufficient funds to pay the applicable Event of Default Redemption Price, the Required Holders may require the Company to sell or dispose of certain property or assets of the Company and its Subsidiaries, such sale to be consummated for a sale price approved by the Required Holders.  Any such notice by the Required Holders shall be made in writing and shall specify the property or assets such holders of Notes are requiring to be sold.

(5)           RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)           Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii)  the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”).  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)           Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) 150% of the sum of (x) the Conversion Amount being redeemed and (y) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed and accrued and unpaid Late Charges, if any, with respect to such Conversion Amount and Interest through the date of such redemption payment and (ii) the product of (x) the Equity Value Redemption Premium and (y) the sum of (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Common Share to be paid to the holders of the Common Shares upon consummation of the Change of Control (any such non-cash consideration consisting of marketable securities to be valued at the higher of the Closing Sale Price of such securities as of the Trading Day immediately prior to, the Closing Sale Price as of the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price plus (2) the amount of any accrued but unpaid

Interest on such Conversion Amount being redeemed and accrued and unpaid Late Charges, if any, with respect to such Conversion Amount and Interest through the date of such redemption payment, (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6)           RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7)           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)           Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding for purposes of the provisions of this Section 7(a) shares of Common Stock issued or sold or deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)            Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of

Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A change that permits the holder of an Option or Convertible Security to utilize a cashless exercise feature shall not be deemed to decrease the consideration payable by the holder solely by reason of the fact that the cashless exercise feature would result in a reduction in cash consideration receivable by the Company.

(iv)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options will be deemed to have been issued for the difference of (x) the aggregate fair market value of such Options and other securities issued or sold in such integrated transaction, less (y) the fair market value of the securities other than such Option, issued or sold in such transaction, and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by the Company.  If any shares of Common Stock are issued or sold, or deemed to have been issued or sold, or provided for in an Option or Convertible Security to be issued or sold for cash, the consideration received or to be received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock are issued or sold, or provided for in an Option or Convertible Security to be issued or sold for a consideration other than cash, the amount of the consideration other than cash received or to be received by the

Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any shares of Common Stock are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock.  Notwithstanding the provisions of this Section 7(a)(iv), the purchase price provided for in an Option, or the additional consideration, if any, paid or payable upon the issue, conversion, exercise or exchange of any Convertible Securities, to the extent paid or payable or converted or exercised pursuant to a cashless exercise feature, shall not be deemed to be an issuance or sale of Common Stock for consideration other than cash.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d)           Voluntary Adjustment by Company.  The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

(8)           RIGHT OF REDEMPTION BY HOLDER AND COMPANY.

(a)           Holder’s Right of Mandatory Redemption.  Within fifteen (15) days after each Triggering Date, the Holder shall have the right, in its sole discretion, with the consent of the Required Holders as provided hereafter, to require that the Company redeem a Principal amount of this Note equal to one-third (1/3) of the Original Principal Amount of this Note plus accrued and unpaid Interest and Late Charges, if any, on such Principal and Interest (such amount, the “Holder Redemption Amount” and such election, the “Holder Optional Redemption”), by delivering written notice thereof (such notice, a “Holder Optional Redemption Notice”) no later than the fifteenth (15th) day after the applicable Triggering Date (the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”).  The Company shall immediately, but no later than one (1) Business Day after receiving the Holder Optional Redemption Notice, forward to the holders of the Other Notes  by facsimile a copy of the Holder Optional Redemption Notice and shall indicate (i) that if such holder  does not deliver written notice to the Company within three (3) Business Days of receipt of such notice objecting to the Holder Optional Redemption, such holder shall be deemed to have given its consent to such Holder Optional Redemption and (ii) that if the consent of the Required Holders is obtained with respect to such Holder Optional Redemption,  the Company’s right to redeem the Full Company Redemption Amount under Section 8(b) shall be triggered.  The Holder agrees that it will be deemed to have given its consent to any Holder Optional Redemption it has initiated.  The Holder further agrees, in the case of a Holder Optional Redemption initiated by any holder of the Other Notes, that it will be deemed to have given its consent thereto if the Holder fails to deliver its objection notice to the Company within three (3) Business Days of receipt of such notice from the Company.  Within fifteen (15) days after the Holder Optional Redemption Notice Date, the Company shall deliver to the Holder a written notice (a “Company Redemption Notice” and the date the Holder receives such written notice, the “Company Redemption Notice Date”) which notice shall either (i) state that the Required Holders have not consented to the Holder Optional Redemption, in which case the Holder Optional Redemption and the Holder Optional Redemption Notice shall be null and void and of no further force and effect or (ii) state that the Required Holders have consented or are deemed to have consented to the Holder Optional Redemption, in which case the Company Redemption Notice shall (A) state the date on which the Holder Optional Redemption shall occur (the “Holder Optional Redemption Date”) which date shall be no later than forty-five (45) days after the Holder Optional Redemption Notice Date and (B) confirm (x) that the Company shall redeem the Holder Redemption Amount at the Holder Optional Redemption Price or (y) that the Company is making a Company Full Mandatory Redemption, in which case, redemption of the Holder Redemption Amount shall be governed by the terms of Section 8(b) below.  Each Company Redemption Notice shall be irrevocable.  Notwithstanding anything to the contrary in this Section 8(a), until the Holder Optional Redemption Price is paid in full, the Holder Redemption Amount may be converted, in whole or in part, by the Holder into shares of

Common Stock pursuant to Section 3.  All Conversion Amounts converted by the Holder after the Company Redemption Notice Date shall reduce the Holder Redemption Amount required to be redeemed on the applicable Holder Optional Redemption Date.  Holder Optional Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 12.

(b)           Company’s Right of Mandatory Redemption.

(i)            Provided that there has been no Equity Conditions Failure, the Company shall have the right to elect to redeem (a “Company Partial Mandatory Redemption”) a Principal amount of this Note equal to up to one-third (1/3) of the Original Principal Amount of this Note plus accrued and unpaid Interest and Late Charges, if any, on such Principal and Interest (such elected amount, the “Partial Company Redemption Amount”) at the Partial Company Redemption Price.  If the Company elects to make the Company Partial Mandatory Redemption under this clause (i), the Company must make the same election with respect to each of the Other Notes (and analogous provisions under the Other Notes).

(ii)           Provided that no Event of Default has occurred and is continuing and the Holder has elected to exercise its Holder Optional Redemption pursuant to Section 8(a) above, then the Company shall have the right to redeem (a “Company Full Mandatory Redemption”) an amount equal to 100% of the outstanding Principal of this Note, accrued and unpaid Interest and Late Charges, if any, on such Principal and Interest on this Note plus any other amounts due and owing under this Note in its entirety (the “Full Company Redemption Amount,” and each of the Partial Company Redemption Amount and the Full Company Redemption Amount, a “Company Redemption Amount”) at the Company Mandatory Redemption Price.

(iii)          The Company may exercise its redemption rights under clause (i) or (ii) of this Section 8(b) by delivering a written notice thereof no later than the fifteenth (15th) day after (A) the applicable Triggering Date in the case of a Company Partial Mandatory Redemption and (B) the Holder Optional Redemption Notice Date, in the case of a Company Full Mandatory Redemption by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Mandatory Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Mandatory Redemption Notice Date”).  The Company Mandatory Redemption Notice shall be irrevocable.  The Company Mandatory Redemption Notice shall state (A) the date on which the Company Partial Mandatory Redemption or Company Full Mandatory Redemption, as applicable, shall occur (the “Company Mandatory Redemption Date”) which date shall not be less than forty-five (45) days after the Company Mandatory Redemption Notice Date and not more than a number of days as agreed to by the Required Holders, in the case of a Company Partial Mandatory Redemption and the Holder, in the case of a Company Full Mandatory Redemption, (B) (x) that, pursuant to Section 8(b)(i) hereof, the Company elects to redeem the Partial Company Redemption Amount at the Partial Company Redemption Price or (y) that, pursuant to Section 8(b)(ii) hereof, (I) that the Company elects to redeem the Full Company Redemption Amount at the Company Mandatory Redemption Price on the Company Mandatory Redemption Date and (II) that in connection with the Company Full Mandatory Redemption, the Series B Warrants shall become exercisable as of the Company Mandatory Redemption Date in accordance with their terms.  Notwithstanding anything to the contrary in this Section 8(b), until the Partial Company Redemption Price or the Company Mandatory Redemption Price, as the case may be, is paid in full, the Company Redemption Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3.  All Conversion Amounts converted by the Holder after the Company Mandatory Redemption Notice Date shall reduce the Company Redemption Amount required to be redeemed on the Company Mandatory Redemption Date.  Redemptions made pursuant to this Section 8(b) shall be made in accordance with Section 12.

(9)           SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

(10)         NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)         RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  Immediately on and after the Closing Date, the Company shall reserve out of its authorized and unissued a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Closing Date and, for so long thereafter as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding(without regard to any limitations on conversions) (such applicable amount, the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the 2007 Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12)         REDEMPTIONS.

(a)           Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received at least one (1) Business Day prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  The Company shall deliver (i) the applicable Company Mandatory Redemption Price to the Holder on the Company Mandatory Redemption Date, and (ii) subject to the provisions of Section 8, the applicable Holder Optional Redemption Price on the applicable Holder Optional Redemption Date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing the sum of such Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day after its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(13)         VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the Oklahoma General Corporation Act, and as expressly provided in this Note.

(14)         COVENANTS.  So long as this Note is outstanding:

(a)           Rank.      All payments due under this Note shall rank pari passu with all Other Notes and no other Indebtedness of the Company and its Subsidiaries shall be senior to the Indebtedness of the Company and its Subsidiaries evidenced by this Note and the Other Notes other than Indebtedness of any subsidiary of the Company that is non-recourse to the Company and any other Subsidiary.

(b)           Incurrence of Indebtedness.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than the Indebtedness evidenced by this Note and the Other Notes and other Permitted Indebtedness.

(c)           Existence of Liens.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)           Restriction on Redemption and Cash Dividends.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders; provided that the Company shall be entitled to make the Excluded Distribution without the prior written consent of the Required Holders (subject to the Company’s compliance with the Holder’s participation right set forth in Section 15).

(f)            Use of Proceeds.  The Company will use the proceeds from the sale of the Notes substantially as set forth on Schedule 4(d) to the Securities Purchase Agreement.

(g)           Non Ordinary Course Capital Expenditures.

(1)   The Company shall not make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) not in the ordinary course of its business (“Non Ordinary Course Capital Expenditures”) without the prior written consent of the Required Holders (which consent shall be in their sole discretion); provided, that, it is understood that Capital Expenditures in connection with (i) the drilling of any well-site, (ii) the purchase or lease of any real property, or (iii) the purchase or lease of any asset with a fair market value in excess of $50,000, shall be deemed to be Non Ordinary Course Capital Expenditures.

(2)   The Company shall obtain the written consent of the Required Holders by sending to each Holder a notice (a “Non Ordinary Course Capital Expenditure Request”) setting forth the material details of such Non Ordinary Course Capital Expenditure.  If the Company is required to disclose material, nonpublic information to the Holder in such Non Ordinary Course Capital Expenditure Request, the Company shall, before delivering any such Non Ordinary Course Capital Expenditure Request, first provide a notice (a “Request To Give MNPI”) to each of the Holders of the Notes stating that it seeks the consent required under this Section 14(g) and that it is necessary to give such Holder material, nonpublic information in connection with such consent.  Such Request To Give MNPI shall only include information that the Company does not deem to be material, nonpublic information.  The Holder shall have two (2) Trading Days after receipt of a Request To Give MNPI to notify the Company of its election to receive such material, nonpublic information or to decline to receive such material, nonpublic information.  If the Holder declines to receive such material, nonpublic information, (i) the Holder shall state in such election whether it is consenting to the related Non Ordinary Course Capital Expenditure or withholding its consent and (ii) the Company shall not deliver such Non Ordinary Course Capital Expenditure Request which contains material, nonpublic information to any Holder that so declines.  If the Holder elects to receive such material, nonpublic information, the Company may deliver to the Holder such Non Ordinary Course Capital Expenditure Request.  If the Holder has not received a Request To Give MNPI prior to receipt of a Non Ordinary Course Capital Expenditure Request, the Holder may presume that all matters relating to such

Non Ordinary Course Capital Expenditure Request do not constitute material, nonpublic information.

(3)   The Holder shall have twenty (20) Business Days to respond to any Non Ordinary Course Capital Expenditure Request if such request relates to a Non Ordinary Course Capital Expenditure proposed by the Company and five (5) Business Days to respond to any Non Ordinary Course Capital Expenditure Request if it relates to a Non Ordinary Course Capital Expenditure proposed by a third party.

(4)   If the Company has delivered to the Holder any material, nonpublic information in connection with this Section 14(g) and the Holder delivers notice to the Company requesting to be cleansed of such material, nonpublic information, the Company shall within five (5) Trading Days of receipt of such notice, make a public disclosure (on a Current Report on Form 8-K or otherwise) of such material, nonpublic information.

(15)         PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions (including, without limitation, with respect to the Excluded Distribution) made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(16)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any amendment, modification or waiver to this Note or the Other Notes.  No such amendment, modification or waiver shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding.  In no event shall any such amendment, modification or waiver be made to this Note which would adversely affect the Holder without the written consent of the Holder, provided that the Holder’s written consent shall not be required for amendments, modifications or waivers to the provisions of Sections 11, 14 (other than Section 14(a)), 18 or 30 that are consented to in writing by the Required Holders and that would not disproportionately adversely affect the Holder.

(17)         TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(18)         REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The

Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note (or the applicable proportionate amount thereof,  in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c)), from the Issuance Date.

(19)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21)         CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Purchaser and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of (a) the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or (b) the arithmetic calculation of the Conversion Rate or any Redemption Price or otherwise of number of shares of Common Stock issuable to the Holder in connection with this Note, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate, any Redemption Price or the number of shares of Common Stock issuable to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the

Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Purchaser, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)         GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)         SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29)         CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Amended Notes” means the Amended and Restated Notes (as defined in the Amendment Agreements) issued by the Company pursuant to the Securities Purchase Agreement to the “Buyers” party thereto.

(b)           “Amendment  Agreement” means each Amendment  Agreement, dated as of October 31, 2007, by and between the Company and the “Buyer” party thereto.

(c)           “Amendment Agreements” means, collectively, the Amendment Agreements, each dated as of October 31, 2007, by and between the Company and the “Buyer” party thereto.

(d)           “Approved Stock Plan” means any employee benefit plan, arrangement or other agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(e)           “Average Market Price” means, for any given date, the lesser of (i) the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to such given date (the “Measuring Period”), (ii) the arithmetic average of the Weighted Average Price of the Common Stock on each of the first five (5) consecutive Trading Days of the Measuring Period and (iii) the arithmetic average of the Weighted Average Price of the Common Stock on each of the last five (5) consecutive Trading Days of the Measuring Period; provided, that all such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such periods.

(f)            “Bloomberg” means Bloomberg Financial Markets.

(g)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h)           “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(i)            “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

(j)            “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

(k)           “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

(l)            “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(m)          “Change of Control Consideration” means, for any Change of Control, an amount, if any, equal to the sum of the aggregate cash consideration and the aggregate cash value of any marketable securities per share of Common Stock to be paid to the holders of the Common Stock upon consummation of such Change of Control, with any such marketable securities to be valued at the Closing Sale Price of such securities as of the Trading Day following the public announcement of such proposed Change of Control.

(n)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(o)           “Closing Date” means the “2007 Closing Date”, as defined in the Securities Purchase Agreement.

(p)           “Company Mandatory Redemption Premium” means (i) 118.3%, if the Company Full Mandatory Redemption is pursuant to the first Triggering Date or (ii) 109.15%, if the Company Full Mandatory Redemption is pursuant to the second Triggering Date.

(q)           “Company Mandatory Redemption Price” means a price equal to the sum of (i) the applicable Holder Redemption Amount as to which the Company elected the Company Full Mandatory Redemption and (ii) the Company Mandatory Redemption Premium multiplied by the Company Put Amount.

(r)            “Company Put Amount” means the difference between (i) the outstanding Principal amount under this Note plus all accrued and unpaid Interest and Late Charges, if any, on such Principal and Interest plus any other amounts due and owing under this Note and (ii) the applicable Holder Redemption Amount as to which the Company elected the Company Full Mandatory Redemption.

(s)           “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(t)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(u)           “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, the Nasdaq National Market or The Nasdaq Capital Market, or any market that is a successor to any of the foregoing.

(v)           “Equity Conditions” means that each of the following conditions is satisfied:  (i) on each day during the period beginning six (6) month prior to the applicable date of determination (but in any event not prior to the Closing Date) and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) any Registration Statement required to be filed during the Equity Conditions Measuring Period pursuant to the Registration Rights Agreement shall be filed during the Equity Conditions Measuring Period, and any Registration Statement required to be effective during the Equity Conditions Measuring Period pursuant to the Registration Rights Agreement shall be effective and available for the resale of the Registrable Securities required to be covered thereunder in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement or (y) all of the Registrable Securities required to be covered by the Registration Statements required to be effective during the Equity Conditions Measuring Period pursuant to the Registration Rights Agreement shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than five (5) days provided that no such suspensions have occurred in the thirty (30) days immediately prior to the applicable date of determination) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Notes and upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes) and Section 1(a) of the Warrants other than pursuant to the limitations in Section 3(d) hereof and analogous provisions under the Other Notes and Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of the Registrable Securities required to be covered thereunder in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document and (ix) if required by the terms of the Securities Purchase Agreement, the Company shall have obtained the Stockholder Approval on or before the applicable Stockholder Meeting Deadline (as defined in the Securities Purchase Agreement).

(w)          “Equity Conditions Failure” means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Notice Date through the applicable Interest Date, (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Conversion Date through the applicable Share Delivery Date, or (iii) on any day during the period commencing ten (10) Trading Days prior to the applicable Company Mandatory Redemption Notice Date through the applicable Company Mandatory Redemption Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(x)            “Equity Value Redemption Premium” means for any Change of Control Notice or Event of Default Notice, as applicable, delivered or required to be delivered in connection with a Change of Control or Event of Default, as applicable, 130%; provided, however, that, in connection with any Change of Control in which the Change of Control Consideration equals or exceeds 200% of the Conversion Price then in effect, then the Equity Value Redemption Premium shall equal 120%.

(y)           “Excluded Distribution” means the distribution by the Company pro rata to its then-existing shareholders of not more than 200,000 shares of common stock (subject to proportional adjustment with respect to any subdivision or combination thereof) of Redrock Energy, Inc. (f/k/a Redrock Oil Sands, Inc.)(“Redrock Energy”) in connection with the registration of common stock (or the issuance thereof) of Redrock Energy under the 1933 Act and/or the 1934 Act and the listing of the common stock of Redrock Energy on a national securities exchange or market or the OTC Bulletin Board.

(z)            “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes or the exercise of the Warrants; (iii) in connection with the payment of any Interest Shares on the Notes; (iv) upon exercise of any Options or Convertible Securities which are outstanding, or that are subject to a written agreement as to their issuance that is listed on a schedule to the Securities Purchase Agreement, (v) in an amount not to exceed 250,000 shares of Common Stock in the aggregate pursuant to a judgment or settlement in connection with (i) the PIN Financial Matter or (ii) the UOS Energy Matter including, without limitation, Common Stock issuable pursuant to Options granted or Convertible Securities issued pursuant to such judgment or settlement; and (vi) otherwise pursuant to a written agreement that is listed on a schedule to the Securities Purchase Agreement, provided that the terms of conversion price, exchange price, exercise or other purchase price is not reduced, and the number of shares of Common Stock issued or issuable is not increased, by virtue of any amendment, modification or change to such Options or Convertible Securities or written agreements after the Closing Date.

(aa)         “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person (other than the Holder) to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company; provided, however, that a Fundamental Transaction shall not include any of the transactions above if entered into in order to consummate a Company Full Mandatory Redemption.

(bb)         “GAAP” means United States generally accepted accounting principles, consistently applied.

(cc)         “Holder Optional Redemption Price” means an amount in cash equal to 100% of the Holder Redemption Amount.

(dd)         “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued pursuant to the Securities Purchase Agreement on the Closing Date.

(ee)         “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(ff)           “Interest Conversion Price” means, with respect to any Interest Date or Conversion Date, that price which shall be the lower of (i) the applicable Conversion Price and (ii) the price computed as 82.5% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the applicable Interest Date or Share Delivery Date, as applicable (each, an “Interest Measuring Period”).  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable Interest Measuring Period.

(gg)         “Interest Notice Due Date” means the tenth (10th) Trading Day prior to the applicable Interest Date.

(hh)         “Interest Rate” means, 9.15% per annum, subject to adjustment as set forth in Section 2(c) hereof.

(ii)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(jj)           “Other Notes” means the Other New Notes and the Amended Notes.

(kk)         “Other New Notes” means the other New Notes (as defined in the Amendment Agreements) issued to the Other Buyers (as defined in the Amendment Agreements) on October 31, 2007 pursuant to the Securities Purchase Agreement.

(ll)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(mm)       “Partial Company Redemption Price” means an amount in cash equal to 100% of the Partial Company Redemption Amount.

(nn)         “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes; (ii) Indebtedness described on Schedule 3(s) to the Securities Purchase Agreement; (iii) Indebtedness evidenced by surety bonds, bids, statutory obligations, performance bonds, and similar obligations (exclusive of obligations for the payment of borrowed money) obtained by the Company and its Subsidiaries in the ordinary course of business for the purpose of satisfying federal, state and/or local legal requirements for owning or operating oil and gas properties; (iv) Indebtedness incurred solely for the purpose of financing the acquisition or lease of any Equipment (as defined in the Security Agreement) by the Company or any of its Subsidiaries, including Capital Lease Obligations with no recourse other than to such Equipment; (v) Indebtedness (A) the repayment of which has been subordinated to the payment of the Notes on terms and conditions acceptable to the Buyers, including with regard to interest payments and repayment of principal, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the Maturity Date of any Notes then outstanding; and (C) which is not secured by any assets of the Company or any of its Subsidiaries; (vi) Indebtedness solely between the Company and/or one of its domestic Subsidiaries, on the one hand, and the Company and/or one of its domestic Subsidiaries, on the other which Indebtedness is not secured by any assets of the Company or any of its Subsidiaries, provided that (x) in each case a majority of the equity of any such domestic Subsidiary is directly or indirectly owned by the Company, such domestic Subsidiary is controlled by the Company and such domestic Subsidiary has executed a guaranty in the form of the Guaranty and a security agreement in the form of the Security Agreement and (y) any such loan shall be evidenced by an intercompany note that is pledged by the Company or its Subsidiary, as applicable, as Collateral (as defined in the Security Agreement) pursuant to the Security Documents (as defined in the Securities Purchase Agreement); (vii) reimbursement obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries for the purpose of securing performance obligations of the Company or its Subsidiaries incurred in the ordinary course of business so long as the aggregate face amount of all such letters of credit does not exceed $250,000 at any one time; and (viii) renewals, extensions and refinancing of any Indebtedness described in clauses (i) or (iv) of this subsection.

(oo)         “Permitted Liens” means (i) any Lien for taxes or other governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics, materialmen and landlords or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings; (iv) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security or Liens consisting of cash collateral securing the Company’s or any of its Subsidiaries’ performance of surety bonds, bids, statutory obligations, performance bonds and similar obligations (exclusive of obligations for the payment of borrowed money) described in clause (iii) of the definition of Permitted Indebtedness and, in each case, for which the Company maintains adequate reserves to the extent required by and in accordance with GAAP, (v) Liens consisting of cash collateral securing the Company’s or its Subsidiaries’ reimbursement obligations under letters of credit permitted by clause (iv) of the definition of Permitted Indebtedness; (vi) Liens (A) upon or in any Equipment (as defined in the Security Agreement) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, including Capital Lease Obligations and purchase money indebtedness, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (vii) Liens existing to secure indebtedness of the Company and its Subsidiaries in the amounts owing to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) as of the Closing Date; (viii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (vi) and (vii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (ix) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s or any of its Subsidiaries’ business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole; (x) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (xi) in respect of real properties owned or leased by the Company or any of its Subsidiaries, royalties, overriding royalties and other burdens of record; (xii) Liens granted to operators pursuant to operating agreements entered into in the ordinary course of business; (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; (xiv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix); (xv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; and (xvi) Liens created in favor of the holders of the Notes and the Collateral Agent pursuant to the Security Documents.

(pp)         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(qq)         “PIN Financial Matter” means the matter pending in the US District Court, Southern District of New York (06 CV 2779) against the Company by PIN

Financial LLC claiming a commission for introduction to Cornell Capital, which has been aggressively denied and disputed by both Wentworth and Cornell Capital.

(rr)           “Principal Market” means the OTC Bulletin Board.

(ss)         “Redemption Notices” means, collectively, the Event of Default Redemption Notice, the Change of Control Redemption Notice, the Holder Optional Redemption Notice, the Company Redemption Notice and the Company Mandatory Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(tt)           “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xii), (A) 125%, if the Event of Default occurs on or before the first (1st) anniversary of the Closing Date, (B) 120%, if the Event of Default occurs after the first (1st) anniversary of the Closing Date and on or before the second (2nd) anniversary of the Closing Date, and (C) 115%, if the Event of Default occurs after the second (2nd) anniversary of the Closing Date, (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100% or (iii) in the case of the Event of Default described in Section 4(a)(xiii), 200%.

(uu)         “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Holder Optional Redemption Price, the Partial Company Redemption Price, and the Company Mandatory Redemption Price, each of the foregoing, individually, a Redemption Price.

(vv)         “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement dated as of October 31, 2007 by and among the Company and the buyers party thereto, the same may be amended, modified or supplemented from time to time.

(ww)       “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(xx)          “SEC” means the United States Securities and Exchange Commission.

(yy)         “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of July 24, 2006, by and among the Company and the “Buyers” party thereto, as amended on or prior to the date hereof (including as amended by the Amendment Agreements), and as the same may be further amended, modified or supplemented from time to time.

(zz)          “Series B Warrants” means the “Amended and Restated Series B Warrants” and the “New Series B Warrant”, as each of the those terms are defined in the Securities Purchase Agreement.

(aaa)       “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(bbb)      “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(i)            “Trading Price” means, for any given date, the arithmetic average of the Weighted Average Price of the Common Stock during the five (5) consecutive Trading Day period ending on the Trading Day immediately prior to such given date, as appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such period.

(ii)           “Triggering Date” means each of October 31, 2008 and October 31, 2009.

(iii)          “UOS Energy Matter” means, the matter pending in the Superior Court of California, County of Los Angeles, West District (SC09064) against the Company and others by UOS Energy, LLC relating to the Company’s refusal to purchase certain tar sands leases in Utah in consideration of 1,000,000 shares of Common Stock.

(ccc)       “Volume Limitation” means 15% of the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market over the twenty (20) consecutive Trading Day period immediately prior to the applicable Interest Notice Date.

(ddd)      “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(eee)       “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(fff)         “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(30) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

WENTWORTH ENERGY, INC.

By:	/s/ John Punao
Name: John Punao
Title: Chief Executive Officer

EXHIBIT I

WENTWORTH ENERGY, INC.
CONVERSION NOTICE

Reference is made to the  Senior Secured Convertible Note (the “Note”) issued to the undersigned by Wentworth Energy, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Conversion Amount of the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Empire Stock Transfer Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated July 24, 2006 from the Company and acknowledged and agreed to by Empire Stock Transfer Inc, as amended.

WENTWORTH ENERGY, INC.
By:
Name:
Title: